Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando (646) 536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Completes Acquisition of DePuy Orthopaedic Instrument

Facility

Warsaw, Indiana, January 25, 2008 — Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopaedic device industry and other medical markets, announced today that it has completed the previously announced acquisition of DePuy Orthopaedics, Inc’s facility for orthopaedic  instrument manufacturing in New Bedford, MA for $45 million in cash.

As originally announced in December 2007, Symmetry and DePuy have entered into a supply agreement which requires DePuy to make minimum purchases from the New Bedford facility for a four year period.

Brian Moore, President and Chief Executive Officer, stated, “The strategic acquisition of DePuy’s orthopaedic instrument facility will strengthen our position as a leading provider to the orthopaedic industry. We believe this acquisition provides additional manufacturing capacity to service our broader customer base, builds on our relationship with DePuy, expands our East Coast presence and allows us to move forward with an existing skilled workforce to service our growing market.”

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

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